            As filed with the Securities and Exchange Commission on May 24, 1996
                                                      Registration No. 333-_____

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  DYCAM INC.
            (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                                95-4202424
(State or Other Jurisdiction of                                (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                               9414 ETON AVENUE
                         CHATSWORTH, CALIFORNIA 91311
                                (818) 998-8008
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                JOHN A. EDLING
                                  DYCAM INC.
                               9414 ETON AVENUE
                         CHATSWORTH, CALIFORNIA 91311
                                (818) 998-8008
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                                  Copies to:

                       C. N. FRANKLIN REDDICK III, ESQ.
                     TROOP MEISINGER STEUBER & PASICH, LLP
                           10940 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024
                                (310) 824-7000

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

       If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

                                        CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                   PROPOSED MAXIMUM          PROPOSED MAXIMUM
    TITLE OF SHARES TO BE       AMOUNT TO           OFFERING PRICE          AGGREGATE OFFERING          AMOUNT OF
         REGISTERED           BE REGISTERED          PER SHARE (1)                 PRICE           REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------
          Common Stock           204,169                $1.219                 $248,882.01             $100.00

          (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low sale price for Registrant's Common Stock reported on the American Stock Exchange, Inc. on May 23, 1996.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION DATED MAY 24, 1996

                                  PROSPECTUS



                                  DYCAM INC.

                        204,169 SHARES OF COMMON STOCK

                         (PAR VALUE $0.001 PER SHARE)
                                 ____________

          This prospectus relates to the sale of 204,169 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock") of Dycam Inc. (the "Company") offered for the account of the individuals listed herein under the heading "Selling Stockholders and Plan of Distribution" (the "Selling Stockholders"). The Shares were acquired by the Selling Stockholders upon their exercise of certain options granted to the Selling Stockholders in February 1994 in connection with the acquisition of the Company by Styles on Video, Inc., a Delaware corporation ("Styles"). See "Selling Stockholder and Plan of Distribution" and "The Company." All of the Shares were acquired by the Selling Stockholders in July 1994. The Selling Stockholders may from time to time sell all or a portion of the Common Stock which may be offered by them hereby in routine brokerage transactions in the over-the-counter market, at prices and terms prevailing at the time of sale. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may pay customary brokerage fees, commissions and expenses. The Company will pay all other expenses of the offering. The Selling Stockholders and the brokers executing selling orders on behalf of the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act.

          The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholder hereby.

          The Common Stock is quoted on the American Stock Exchange, Inc. (the "AMEX") under the symbol "DYC." On May 23, 1996, the closing price for the Common Stock in the AMEX was $1.218.

                                _______________

          SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                                _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is May___, 1996

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission:
Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Copies of the material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is traded on the AMEX and the Company's reports, proxy, information statements, and other information filed with the AMEX may be inspected at the AMEX offices at 86 Trinity Place, New York, New York 10006-1881.

          The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Act with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained or incorporated by reference in the Registration Statement of which this Prospectus is a part, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statement contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by this reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                             ____________________


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference into this
Prospectus:

               the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1995;

               the Company's Quarterly Report on Form 10-QSB for the three months ended March 31, 1996;

               the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission for the purpose of registering the Common Stock under
               Section 12(g) of the Exchange Act, together with any amendments thereto.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to John A. Edling, Chief Executive Officer, Dycam Inc., 9414 Eton Avenue, Chatsworth, California 91311. Telephone inquiries may be directed to Dycam Inc. at (818) 998-8008.

                                  THE COMPANY

          The Company designs, manufactures and sells digital cameras and associated hardware and software products primarily for use with personal computers. Products currently being sold by the Company include battery powered (portable) and stationary digital cameras, digital camera subsystems and modules, various electronic camera accessories, and both commercial and proprietary software for digital camera management. The Company also offers editing, formatting, storage, and printing software, and provides software integration tools to third parties who wish to utilize the Company's products in their own systems. Additionally, the Company provides engineering services in order to design electronic photography systems that meet customers' specialized imaging needs, and licenses the rights to manufacture and sell digital cameras which use the Company's technology.

          The Company was incorporated in Delaware in 1988 and has been providing standardized and custom designed digital imaging solutions to a variety of customers and markets since 1991. The Company was acquired by Styles on Video, Inc., a Delaware corporation ("Styles") in February 1994. Styles distributed approximately 45 percent of the capital stock of the Company owned by it to Styles' stockholders through an underwritten rights offering in June 1994 (the "Rights Offering").

          The Company's executive offices are located at 9414 Eton Avenue, Chatsworth, California 91311, telephone (818) 998-8008.


                                 RISK FACTORS

          Investment in the Common Stock offered hereby involves a high degree of risk. Investors should carefully consider the following factors, among others, in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

          Controlling Stockholder; Affiliated Party Transactions; Conflicts of Interest. The Company became a wholly owned subsidiary of Styles in February 1994. As a consequence of the underwritten rights offering which was effected in July 1994, Styles currently owns approximately 55% of the Common Stock and will remain in a position to control the policies and operations of the Company. Certain officers and directors of Styles are directors of the Company. In addition, the Company plans to grant certain officers and directors of Styles options to purchase shares of Common Stock under the Company's stock incentive plan. Styles and the Company have engaged in, and will continue to engage in, certain transactions with each other.

          There are potential conflicts of interest inherent in such relationships and transactions. The respective Boards of Directors of Styles and the Company have established a Policy Review Committee to review transactions between these corporations. The purpose of the Policy Review Committee, which has advisory authority only, is to review any transaction proposed to be entered into between Styles and the Company to determine whether a conflict of interest exists and the manner in which any such conflict can be resolved. The Policy Review Committee then makes a recommendation to each of the Boards of Directors as to the course of action which should be taken. The Policy Review Committee consists of one director of each of Styles and the Company who is not also an officer or employee of either company, and a non-voting chairman.

          Management believes that all transactions between the Company and Styles to date have been conducted on terms which are equitable to both parties.

          Success of Third Party Transactions. The Company anticipates that a substantial portion of its future revenues will be derived from its relationship with Forever Yours, Inc. ("FYI"), a subsidiary of Styles. FYI is engaged in the hospital newborn baby photography business. FYI utilizes a custom designed digital camera the core element of which is a specialized digital camera subsystem engineered and produced by the Company under an exclusive contract with FYI. In addition to the sale of cameras to FYI, the Company's arrangement with FYI provides that, in exchange for certain development and maintenance services, the Company is entitled to a 7.5% royalty on all FYI sales. FYI is still in the early stages of its corporate development and is thus, in part, dependent on third party financing. FYI's failure to secure such financing or develop its business and consequent inability to purchase the Company's products and provide the Company with a continuing revenue stream could have a material adverse impact on the Company's business, operating results and financial condition.

          Certain Debt Obligations. In December 1994, the Company made a secured loan of $500,000 to Styles. The Company determined that it was in the best interests of the Company and its stockholders that it make this loan, which enabled Styles to continue funding FYI's operations and the development and manufacture of the digital camera utilized therein. In January 1995 the Company approved an additional secured loan to Styles of $500,000. The two loans totaling $1,000,000 have been memorialized in a single note (the "Note") which originally provided that the entire principal balance plus accrued and unpaid interest thereon were due and payable on September 1, 1995. The Company subsequently extended the maturity date of the Note to December 31, 1998. All interest payments under the Note have been made in a timely fashion by Styles. The Note is secured by 1,916,667 shares of Common Stock owned by Styles. Styles has borrowed certain additional funds from third parties. Such third party loans are secured by all of Styles' assets. Such third party loans contain stringent financial covenants, which Styles may not be able to satisfy. If Styles defaults on these third party loans and its assets are seized, there is a substantial likelihood that the Note will not be repaid and the Company will be entitled to receive the 1,916,667 shares of Common Stock owned by Styles. Notwithstanding the delivery of the 1,916,667 shares of Common Stock, the failure of Styles to repay the Note in a timely fashion could have a material adverse impact on the Company's business, operating results and financial condition.

          History of Losses; Variability of Operating Results. The Company has experienced losses in each quarter of 1994 and 1995, and the Company's revenues and operating results have varied from period to period. There can be no assurance that the Company will be profitable in the future or that future revenues and operating results will not vary substantially. Future revenues and profits, if any, will depend upon various factors, including, but not limited to, market acceptance of the Company's current products, the ability of the Company to develop and introduce new products or to develop new markets for its existing products and the successful implementation of its planned marketing strategies. If the Company is not able to achieve its operating objectives the Company may find it necessary to reduce its expenditures for sales, marketing, and research and development, or undertake such other actions as may be appropriate, and may be otherwise unable to achieve its goals.

          Volatility of Stock Price. The Company's stock price has been, and is likely to continue to be, highly volatile. The market price of the Common Stock has fluctuated substantially in recent periods. During the 12 months prior to the date of this Prospectus, the Company's market price has ranged from a low of $0.38 per share to a high of $2.63 per share. Future announcements concerning the Company or its competitors, quarterly variations in operating results and introduction of new products or changes in product pricing policies by the Company or its competitors may affect or be perceived to affect the Company's operations. Further, changes in earnings estimates by analysts, among other factors, could cause the market price of the Common Stock to fluctuate substantially. In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

          Market for the Company's Products. The Company's business strategy centers around the sale of digital cameras and supporting software to customers requiring custom engineering of digital cameras to meet specific performance criteria. Although the Company believes that the digital photography business is a growth industry and that digital photography may eventually replace conventional and other forms of electronic photography (e.g., still video cameras and camcorders) in situations where there is a need to combine images with computers, digital cameras are not today a widely used image capturing device. While digital technology is constantly improving, the image quality produced by most digital cameras (including those produced by the Company) cannot compete with that generated by conventional film cameras. In addition, digital cameras are today far more expensive than most film and other electronic cameras. Although there are advantages to the use of digital cameras as compared to film cameras, no assurance can be given that digital photography will ultimately achieve widespread consumer acceptance. Further, even if a market for digital cameras does develop, there can be no assurance that the Company will be able to successfully target customers which require custom camera engineering or that its products will achieve commercial success in such market niche.

          Competition. The Company anticipates that it will experience substantial competition. The Company believes that it is the only company in existence today which focuses entirely upon the design, development, manufacture and sale of digital cameras, supporting software and digital imaging solutions. However, other companies do manufacture and market digital cameras. The Company recognizes that as digital photography achieves increasing acceptance and the industry grows, competition will become increasingly intense. Existing competitors can be expected to expand their digital camera operations and new competitors may enter the market. Many of the existing competitors have significantly greater financial, marketing and technological resources than the Company. Some of the products manufactured by the Company's competitors are significantly more expensive than the Company's cameras and provide features (including higher quality resolution) that make these products appropriate for applications for which the Company's products are not intended. The Company believes that the flexibility of its products combined with the Company's experience in developing custom imaging solutions for its customers will enable it to work with its customers to design digital photography-based systems which serve such customers specific needs. Nevertheless, there can be no assurance that the Company will be able to compete effectively or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

          Rapid Technological Change and New Products. As a growth industry, digital still photography can be expected to be characterized by rapid technological change and new product introductions. As technological changes occur and as other applications for the Company's products develop, the Company may have to modify its technology in order to keep pace with these changes and developments. Although the Company intends to continue to improve and add to its existing products, there can be no assurance that the Company's competitors will not develop products with superior capabilities and/or market them at lower prices or that the Company will be able to identify, develop, manufacture or support new products successfully. There can also be no assurance that any such new products introduced by the Company will gain market acceptance, or that the Company will be able to respond effectively to technological changes or the introduction of new products by competitors.

          Reliance on Third Parties for Component Parts. The Company relies on third parties to supply the component parts which comprise its cameras. While there are several sources of supply for the majority of these component parts, the Company is dependent upon single overseas sources for both the main optics of the cameras and Charge-Coupled Devices ("CCDs"), the image sensor used in digital cameras. In addition, the microprocessor that operates the Company's cameras is a custom part manufactured for the Company by a major U.S. corporation. Any disruption of the Company operations of these third party manufacturers or discontinuance of the supply of the optics, the CCDs or the microprocessors could cause substantial production delays and materially and adversely affect the Company's business, operating results and financial condition. Additionally, the overseas manufacture of the optics and CCD components of the cameras may subject the Company to additional risks, including import and export controls and changes in governmental policies.

          Internal Accounting. In order to help control operating expenses, the Company relies upon its President to perform its internal accounting functions. The Company intends to hire a Chief Financial Officer at such time as the Company's revenues and cash flow permit the hiring of additional officers. No assurance can be given that the Company will ever generate sufficient revenues and cash flow to hire a Chief Financial Officer and even if sufficient monies are available that the Company will be able to locate and hire a qualified candidate. The lack of a Chief Financial Officer may have a material adverse effect on the Company's business, operating results and financial condition.

          Effect of Anti-Takeover Provisions. The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with the possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company and entrenching existing management. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock.

          A number of provisions of the Company's Certificate of Incorporation and By-Laws and certain Delaware laws and regulations relating to matters of corporate governance, certain rights of Directors and the issuance of preferred stock without stockholder approval, may be deemed to have and may have the effect of making more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than the Company's principal stockholders consider such a transaction to be in their best interest.

          Dependence on Key Personnel. The Company's continued success is dependent in part upon key management personnel, including John A. Edling and George Ismael. Mr. Edling is the Company's President and Mr. Ismael is its Vice President of Engineering. The Company has employment contracts with Messrs. Edling and Ismael which expire in 1997. Additionally, the Company has obtained key man life insurance on Messrs. Edling and Ismael in the amount of $2 million each. The Company's success will also depend, in part, on its ability to attract and retain technical, management and marketing personnel of a high caliber. Competition for such personnel is intense and no assurance can be given that the Company will be able to attract and retain such personnel. Failure to attract and retain key personnel will have a material adverse effect on the Company's business, operating results and financial condition.

          Proprietary Protection. The Company relies on a combination of patent, copyright, trademark protection and non-disclosure agreements to protect its proprietary rights. The Company is the assignee of United States Patent 5,249,053, which covers certain technologies related to filmless digital cameras with selective image compression. In addition, the Company has filed applications for several patents on the design of its camera; however, no assurance can be given that any such patents will be issued. The Company also has domestic and international protection under copyright law for certain specialized components and software included in its cameras. The Company regards the non-patented and non-copyrighted technology and know-how related to its products as proprietary trade secrets and attempts to protect them with confidentiality agreements with its employees and confidentiality provisions in its employee handbook and its various agreements with licensees and customers. Confidentiality agreements, however, may be difficult to enforce, and, despite the precautions the Company has taken, it may be possible for third parties to copy aspects of the Company's products or, without authorization, to obtain and use information which the Company regards as proprietary. The Company believes that the technical and creative skills and expertise of its technical staff and marketing and management personnel are more critical to the Company's success than patent, copyright or trademark protection.

          International Operations. During 1994 and 1995, approximately 9% and 12%, respectively, of the Company's revenues were derived from sales outside the United States. The Company expects that international operations will continue to account for a significant portion of its future revenues. International operations and sales may be subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations and changes in import/export regulations, tariffs and freight rates. In addition, various forms of protectionist trade legislation have been proposed in the United States and certain other countries. These factors could result in customers of the Company defaulting in payments due to the Company, or in the reduction of potential purchases of the Company's products. Typically, the Company's international sales are denominated in United States dollars and are backed by letters of credit, both of which factors reduce some of the risks attendant to such sales.

                                USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereunder. The Shares to be sold by the Selling Stockholders were acquired by the Selling Stockholders upon their exercise of certain options granted to the Selling Stockholders in connection with the February 1994 acquisition of the Company by Styles.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Stockholders as of May 23, 1996, and as adjusted to reflect the sale of 204,169 shares by the Selling Stockholders. Except as may be indicated in the footnotes to the table, each of such persons has the sole voting and investment power with respect to the shares owned, subject to applicable community property laws. As of May 23, 1996, the Company had outstanding 3,120,836 shares of Common Stock, par value $.001 per share, the only outstanding voting security of the Company. All shares of Common Stock offered hereby are owned by the Selling Stockholders, who acquired such shares upon their exercise of certain options granted to such Selling Stockholders in connection with the February 1994 acquisition of the Company by Styles.


                                            COMMON STOCK OWNED                              COMMON STOCK OWNED
                                           PRIOR TO THE OFFERING                            AFTER THE OFFERING(1)
                                           ---------------------                            ---------------------

                                                                           NUMBER OF
                                         NUMBER OF         PERCENT OF       SHARES        NUMBER OF     PERCENT OF
                                           SHARES             CLASS        TO BE SOLD       SHARES        CLASS
                                           ------             -----        ----------       ------        -----
John Barrett                              56,688               *              56,688            0           *
1117 Calico Ridge Road
Henderson,  NV 89015 (2)

E.T. Barrett                               4,368               *               4,368            0           *
1117 Calico Ridge Road
Henderson, NV 89015 (3)

John Edling                               27,444               *              24,444        3,000           *
22860 Erwin St.
Woodland Hills, CA 91367 (4)

George Ismael & Beth Katz                    650               *                 650            0           *
4141 Stetson Ave.
Rosamond, CA 93560 (5)

George Ismael                             39,619               *              39,619            0           *
4141 Stetson Ave.
Rosamond, CA 93560 (5)

Beth Katz                                  2,487               *               2,487            0           *
4141 Stetson Ave.
Rosamond, CA 93560 (5)

Scott Loftin                               6,428               *               6,392           36           *
1747 Meander Dr.
Simi Valley, CA 93065 (6)

Steve Heinold                             10,802               *               9,542        1,260           *
22211 Cass Ave.
Woodland Hills, CA 91364 (7)

Steve & Suzanne Heinold                    1,869               *               1,869            0           *
22211 Cass Ave.
Woodland Hills, CA 91364(7)(8)

Suzanne Heinold                            1,259               *                 312          947           *
22211 Cass Ave.
Woodland Hills, CA 91364 (8)

Robert A. Slapin                           7,801               *               7,801            0           *
25132 Danapepper
Dana Point, CA 92629 (9)

Walter T. Hall                             9,297               *               9,297            0           *
135 Inman Street


                                            COMMON STOCK OWNED                              COMMON STOCK OWNED
                                           PRIOR TO THE OFFERING                            AFTER THE OFFERING(1)
                                           ---------------------                            ---------------------

                                                                           NUMBER OF
                                         NUMBER OF         PERCENT OF       SHARES        NUMBER OF     PERCENT OF
                                           SHARES             CLASS        TO BE SOLD       SHARES        CLASS
                                           ------             -----        ----------       ------        -----
Cambridge, MA 02139 (10)

Mark Vonarx                               15,493                *            15,493            0            *
5435 Kates Dr.
Colorado Springs, CO 80919 (11)

Denise Vonarx                                524                *               524            0            *
5435 Kates Dr.
Colorado Springs, CO 80919 (12)

Edward H. & Sally S. Loftin                  750                *               650          100            *
22676 Jameson Drive
Woodland Hills, CA 91364 (13)

Donald & Ruth Edling                         650                *               650            0            *
8934 Nevada Ave.
West Hills, CA 91304 (14)

Paul & Joan Katz Family Trust              2,492                *             2,492            0            *
2636 Briar Glen Road
Acton, CA 93510 (15)

Robert Hall                                  650                *               650            0            *
20756 Tribune Street
Chatsworth, CA 91311 (16)

William T. Lundberg                          650                *               650            0            *
62 MacArthur
Natick, MA 01760 (17)

William & Deborah Rood                       975                *               975            0            *
2361 E. Marilyn St.
Simi Valley, CA 93065 (18)

Agnes Nagy & Bayard Kessler Family Trust     260                *               260            0            *
20219 Chapter Drive
Woodland Hills, CA 91364 (19)

Alexis Gerard                                130                *               130            0            *
1020 Parrott Dr.
Burlingame, CA 94010 (20)

George W. & Janet M. Ulrich                  764                *               623          141            *
10101 Snapper Creek Drive
Miami, FL 33173 (21)

Philip Coussens                            2,600                *             2,600            0            *
3635 Knox Avenue
Rosamond, CA 93560 (22)

Philip & Ellen Coussens                      455                *               455            0            *
3635 Knox Avenue
Rosamond, CA 93560 (22)

Stephen Fortescue                            217                *               217            0            *
2145 Burrell Ave.
Simi Valley, CA 93063 (23)

Vakil & Co.                                9,998                *             9,998            0            *
1348 Via Coronel
Palos Verdes, CA 90274 (24)


                                            COMMON STOCK OWNED                              COMMON STOCK OWNED
                                           PRIOR TO THE OFFERING                            AFTER THE OFFERING(1)
                                           ---------------------                            ---------------------

                                                                           NUMBER OF
                                         NUMBER OF         PERCENT OF       SHARES        NUMBER OF     PERCENT OF
                                           SHARES             CLASS        TO BE SOLD       SHARES        CLASS
                                           ------             -----        ----------       ------        -----
Marty Joel                                    433              *                 433            0           *
5618 Ruthwood Dr.
Agoura, CA 91302 (25)

William Kelley                              1,300              *               1,300            0           *
12945 Mulholland Dr.
Beverly Hills, CA 90210 (26)

Giken Shoji Co. Ltd.                        2,600              *               2,600            0           *
6F Soar Bldg. 2-3 1-Chome
Izumi, Higashi-Ku, Nagoya,
Japan 461 (27)                            -------                            -------        -----
                                          209,653                            204,169        5,484

- --------------------------
* Less than one percent.

(1) Assumes that the persons included in the table do not purchase additional shares and assumes that certain outstanding warrants to purchase the Company's Common Stock are not exercised.

(2) Mr. Barrett was a founder of Dycam, Inc. but is no longer an affiliate of the Company.

(3)     Mr. Barrett is the former legal counsel to the Company.

(4)     Mr. Edling is the President and Chief Executive Officer of the Company.

(5) Mr. Ismael is the Vice President of the Company and Ms. Katz is his spouse.

(6)     Mr. Loftin is an employee of the Company.

(7)     Mr. Heinold is an employee of the Company.

(8)     Ms. Heinold is the spouse of Mr. Heinold.

(9)     Mr. Slapin is a former member of the board of directors of the Company.

(10)    Mr. Hall is an investor in the Company.

(11)    Mr. Vonarx is the former president of the Company.

(12)    Ms. Vonarx is the spouse of Mr. Vonarx.

(13) Mr. and Mrs. Loftin are the parents of Scott Loftin, an employee of the Company.

(14) Mr. and Mrs. Edling are the parents of John Edling, the President of the Company.

(15) Mr. and Mrs. Katz are the parents of Beth Katz, the spouse of the Company's Vice President.

(16)    Mr. Hall is a former consultant to the Company.

(17)    Mr. Lundberg is a former consultant to the Company.

(18)    Mr. Rood is an employee of the Company and Ms. Rood is his spouse.

(19) Mr. Kessler is a former consultant to the Company and Ms. Nagy is his spouse.

(20)    Mr. Gerard is a consultant to the Company.

(21) Mr. Ulrich is a former investor of the Company and Ms. Ulrich is his spouse.

(22) Mr. Coussens is an investor in the Company and Ms. Coussens is his spouse.

(23)    Mr. Fortescue is a former employee of the Company.

(24)    Vakil & Co. are former consultants to the Company.

(25)    Mr. Joel is a consultant to the Company.

(26)    Mr. Kelley is a consultant to the Company.

(27)    Giken Shoji Co. Ltd. is a customer of the Company.

        The Selling Stockholders may sell all or a portion of the shares of Common Stock offered hereby from time to time in brokerage transactions in the over-the-counter market at prices and terms prevailing at the times of such sales. The Selling Stockholder may also make private sales directly or through brokers. The Selling Stockholders may individually pay customary brokerage commissions and expenses. In connection with any sales, a Selling Stockholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under such Act.

        Under the 1934 Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will need to comply with applicable provisions of the 1934 Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

                                 LEGAL MATTERS

        The validity of the Common Stock offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.

                                    EXPERTS

        The Financial Statements and Schedules of the Company at December 31, 1995 and 1994 and for the years then ended, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Corbin & Wertz, independent public accountants, as indicated in the reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

PART II.       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The estimated expenses in connection with the offering are as follows:

                                                    Amount
Registration Fee Under Securities Act of 1933     $

NASD Filing Fee.................................  $    *

Blue Sky Fees and Expenses......................  $    *

Printing and Engraving Certificates.............  $    *

Legal Fees and Expenses.........................  $1,500.00

Accounting Fees and Expense.....................  $    *

Registrar and Transfer Agent Fees...............  $    *

Miscellaneous Expense...........................  $  500.00

TOTAL...........................................  $2,000.00
                                                  =========

_________________
* Not applicable or none.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law provides that the Company may indemnify an officer or director who is made a party to a "proceeding" (including a law suit or derivative action) because of his position, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and may advance expenses incurred in defending any proceeding in certain cases. If the director or officer is successful on the merits or otherwise, he must be indemnified against all expenses actually and reasonably incurred. If the officer or director is adjudged liable, indemnity can be made only by court order.

          The Company has also entered into an indemnity agreement (the "Indemnity Agreement") with its directors which provides for mandatory indemnity of an officer or director made party to a "proceeding" by reason of the fact that he or she is or was a director of the Company, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Indemnity Agreement also obligates the Company to advance expenses to a director provided that he or she is not entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at the request of the Company as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          See the Exhibit Index of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously discussed in the Registration Statement of any material change to such information in the Registration Statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, and the State of California on the 23rd day of May, 1996.

                                            DYCAM INC.
                                            (Registrant)


                                            By:  /s/ John A. Edling
                                                 ---------------------------
                                                 John A. Edling
                                            Its: Chief Executive Officer

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Edling and George Ismael, or any one of them, his or her attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

          In accordance with the Exchange Act, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated and on the dates indicated.

Signature                                   Title                   Date
- ---------                                   -----                   ----
/s/ John A. Edling                 Chairman of the Board, Chief     May 23, 1996
- --------------------------------   Executive Officer, President,
John A. Edling                     Treasurer and Secretary
                                   (Principal Executive Officer and
                                   Principal Accounting Officer)


/s/ George Ismael                  Vice President of Engineering    May 23, 1996
- --------------------------------   and Director
George Ismael

/s/ James Alexiou                  Director                         May 23, 1996
- --------------------------------
James Alexiou

/s/ Ann Graham Ehringer            Director                         May 23, 1996
- --------------------------------
Ann Graham Ehringer

/s/ Marshall Geller                Director                         May 23, 1996
- --------------------------------
Marshall Geller

/s/ Barry Porter                   Director                         May 23, 1996
- --------------------------------
Barry Porter

/s/ Jeffrey Safchick               Director                         May 23, 1996
- --------------------------------
Jeffrey Safchick

                                 EXHIBIT INDEX

     No.                 Item                                                   Page
     ---                 ----                                                   ----
      5.1      Opinion of Troop Meisinger Steuber & Pasich, LLP

     24.1      Consent of Corbin & Wertz, Independent Auditors

     24.2      Consent of Troop Meisinger Steuber & Pasich, LLP
               (Incorporated in Exhibit 5.1)